Exhibit 10.36*

WASHINGTON REAL ESTATE INVESTMENT TRUST

DEFERRED COMPENSATION PLAN FOR DIRECTORS

(As Amended and Restated, Effective January 1, 2011)

*	This exhibit replaces Exhibit 10.30 - Amended and Restated Deferred Compensation Plan for Directors, adopted October 27, 2010

3.4	Modification of Deferral Commitment	6

ARTICLE 4	DEFERRED COMPENSATION ACCOUNT	6

4.1	Account	6

4.2	Determination of Accounts	6

4.3	Vesting of Accounts and RSUs	6

4.4	Statement of Accounts and RSUs	7

ARTICLE 5	PLAN BENEFITS	7

5.1	Benefits Upon Termination/Separation from Service	7

5.2	Death Benefit	7

5.3	Form of Payment	7

5.4	Valuation and Settlement	8

5.5	Payment to Guardian	8

ARTICLE 6	BENEFICIARY DESIGNATION	9

6.1	Beneficiary Designation	9

6.2	Changing Beneficiary	9

6.3	No Beneficiary Designation	9

6.4	Effect of Payment	9

ARTICLE 7	ADMINISTRATION	10

7.1	Committee; Duties	10

7.2	Agents	10

7.3	Binding Effect of Decisions	10

7.4	Indemnity of Committee	10

7.5	Election of Committee After Change in Control	10

ARTICLE 8	CLAIMS PROCEDURE	11

8.1	Claim	11

8.2	Denial of Claim	11

8.3	Review of Claim	11

8.4	Final Decision	11

ARTICLE 9	AMENDMENT AND TERMINATION OF PLAN	12

9.1	Amendment	12

9.2	Company’s Right to Terminate	12

ARTICLE 10	MISCELLANEOUS	13

10.1	Unfunded Plan	13

10.2	Company Obligation	13

10.3	Unsecured General Creditor	13

10.4	Trust Fund	13

10.5	Nonassignability	14

10.6	Not a Contract of Employment	14

10.7	Protective Provisions	14

10.8	Governing Law	14

10.9	Validity	14

10.10	Notice	14

10.11	Successors	14

10.12	Section 409A of the Code	15

WASHINGTON REAL ESTATE INVESTMENT TRUST

DEFERRED COMPENSATION PLAN FOR DIRECTORS

(AS AMENDED AND RESTATED, EFFECTIVE JANUARY 1, 2011)

ARTICLE 1

PURPOSE; EFFECTIVE DATE

1.1	Purpose

The purpose of this restated Deferred Compensation Plan for Directors is to provide current tax planning opportunities to Board Members of the Company.

1.2	Effective Date

The Plan was originally effective as of December 1, 2000. The Plan, as amended and restated, is effective January 1, 2011.

ARTICLE 2

DEFINITIONS

For the purposes of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:

2.1	Account

“Account” means the account maintained by the Company, including the subaccounts described in Section 4.1, to measure and determine the amounts to be paid to a Participant under the Plan. The maintenance of these Accounts is for recordkeeping purposes only and shall not require any segregation of assets.

2.2	Beneficiary

“Beneficiary” means the person, persons or entity as designated by the Participant, entitled under Article VI to receive any Plan Benefits payable after the Participant’s death.

2.3	Board

“Board” means the Board of Directors of the Company.

2.4	Change in Control

“Change in Control” means an occasion upon which (i) any ‘person’ (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as now in effect or as hereafter amended (‘Exchange Act’)) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation controlled by the Company, acquires (either directly and/or through becoming the ‘beneficial owner’ (as defined in Rule 13d-3 under the Exchange Act)), directly or indirectly, securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding securities (or has acquired securities representing 40% or more of the combined voting power of the Company’s then outstanding securities during the 12-month period ending on the date of the most recent acquisition of Company securities by such person); or (ii) during any period of twelve (12) consecutive months (not including any period prior to the adoption of this Plan), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clauses (i) or (iii) of this Paragraph) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or (iii) any of (a) the Company consummates a merger, consolidation, reorganization, recapitalization or statutory share exchange (a ‘Business Combination’), other than a Business Combination which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power and at least 50% of the combined total fair market value of the securities of the Company or such surviving entity outstanding immediately after such Business Combination, (b) the Company’s shareholders approve a plan of complete liquidation of the Company, or (c) the Company completes the sale or other disposition of all or substantially all of its assets in one or a series of transactions.”

2.5	Committee

“Committee” means the committee appointed by the Board to administer the Plan pursuant to Article VII. The initial Committee so designated by the Board shall be the Administrative Committee.

2.6	Company

“Company” means Washington Real Estate Investment Trust, a Maryland corporation, and directly or indirectly affiliated subsidiary corporations, any other affiliate designated by the Board, or any successor to the business thereof.

2.7	Deferral Commitment

“Deferral Commitment” means a commitment made by a Participant to defer a percentage or flat dollar amount of any or each of the three types of Fees pursuant to Article III or to defer all but not less than all of an annual Stock Award pursuant to Article III. The

Deferral Commitment may, but need not, specify a different percentage or flat dollar amount in respect of (i) the Annual Board Retainer, (ii) a Committee Chair Retainer, and (iii) Committee Meeting Fees. All but not less than all of the Annual Board Retainer and all but not less than all of an annual Stock Award may be converted into RSUs. A specified percentage or a flat dollar amount of the Annual Board Retainer, a Committee Chair Retainer and Committee Meeting Fees may be deferred into the appropriate subaccount of a Participant’s Account. No portion of a Committee Chair Retainer or any Committee Meeting Fee can be converted into RSUs. The Deferral Commitment shall apply to each installment of Fees otherwise payable to a Participant and to each grant of an annual Stock Award otherwise payable to a Participant. A Deferral Commitment shall remain in effect until amended or revoked as provided under Section 3.2. Although the Annual Board Retainer is otherwise payable on a monthly basis, if the Participant elects to convert the Annual Board Retainer into RSUs, such RSUs will be issued as of the last business day of each quarter during the applicable calendar year.

2.8	Deferral Period

“Deferral Period” means each calendar year. The initial Deferral Period, however, shall be January 1, 2001 through and including December 31, 2001.

2.9	Determination Date

“Determination Date” means the last day of each calendar month.

2.10	Director

“Director” means a member of the Board of Washington Real Estate Investment Trust.

2.11	Earnings

“Earnings” means, with respect to the portion of a Director’s Account associated with Fees deferred pursuant to Article III, a rate of interest. The rate shall equal the Company’s weighted average interest rate on its fixed rate bonds as of December 31 of each calendar year. Such rate may be changed to any other rate approved by the Board as of any subsequent January 1. With respect to an annual Stock Award and/or Board Retainer which has been deferred and converted into RSUs pursuant to Article III, the aggregate amount of dividends which would have been paid on a number of Shares equal to the number of RSUs outstanding on such dividend paid date shall be computed and converted into a number of additional RSUs which shall be credited to such Participant as of the date such dividends are declared.

2.12	Fees

“Fees” means the Directors’ fees otherwise payable to the Participant by the Company. The term Fees shall include (i) the Annual Board Retainer, (ii) a Committee Chair Retainer and (iii) Committee Meeting Fees.

2.13	Form of Payment Designation

“Form of Payment Designation” means the form prescribed by the Committee and completed by the Participant, indicating the chosen form of payment for benefits payable under this Plan, as elected by the Participant.

2.14	Participant

“Participant” means any Director who is eligible, pursuant to Section 3.1, to participate in this Plan, and who has elected to defer Fees or an annual Stock Award under this Plan.

2.15	Plan

“Plan” means this Deferred Compensation Plan for Directors as amended from time to time.

2.16	Plan Benefit

“Plan Benefit” means the benefit payable to the Participant as calculated in Article V.

2.17	Plan Year

“Plan Year” means the consecutive twelve (12) month period ending on each December 31.

2.18	RSU

“RSU” means a Restricted Share Unit, issued under the authority of the 2007 Omnibus Long Term Incentive Plan, or any successor of such plan, which has a value equal to the value of one Share.

2.19	Separation from Service

“Separation from Service” means the definition set forth in Treas. Reg. § 1.409A-1(h).

2.20	Share

“Share” means a share of beneficial interest in WRIT that is publicly traded on the New York Stock Exchange.

2.21	Stock Award

“Stock Award” means the annual award of Shares which is otherwise paid to a Director in December by the Company.

ARTICLE 3

PARTICIPATION AND DEFERRAL COMMITMENTS

3.1	Eligibility and Participation.

(a) Eligibility. Eligibility to participate in the Plan shall be limited to individuals who are Directors.

(b) Participation. A Director’s participation in the Plan shall be effective upon election to the Board of Directors of the Company and completion and submission of a Deferral Commitment and a Form of Payment Designation to the Committee by the thirtieth (30th) day of the second (2nd) month immediately preceding the beginning of the Deferral Period. Such Deferral Commitment and Form of Payment Designation shall remain in effect with respect to each succeeding Deferral Period, until such time as another Deferral Commitment is filed with the Committee as described in Section 3.2(b) below.

(c) Part-Year Participation. When an individual first becomes eligible to participate during a Deferral Period, a Deferral Commitment may be submitted to the Committee within thirty (30) days after the Committee notifies the individual of eligibility to participate. Such Deferral Commitment will be effective only with regard to Fees and Stock Dividends earned following submission of the Deferral Commitment to the Committee.

3.2	Form of Deferral

A Participant may elect a Deferral Commitment as follows:

(a) Form of Deferral Commitment. A Deferral Commitment may apply to each installment of Fees otherwise payable by the Company to a Participant during the Deferral Period. The Deferral Commitment may provide that all or any portion of such deferred Fees be credited to the Participant’s Account. In addition, and if so elected by the Participant, a Deferral Commitment may also cause the full amount of the Annual Board Retainer and/or the full amount of the annual Stock Award, which would otherwise have been paid to the Participant in December by the Company, to be converted into RSUs (including fractional RSUs) having a fair market value equal to the fees and the value of the number of Shares (including fractional shares) attributable to such annual Stock Award.

(b) Period of Commitment. Once a Participant has made a Deferral Commitment, that Commitment shall remain in effect for that Deferral Period and shall remain in effect for all future Deferral Periods unless revoked or amended in writing by the Participant and delivered to the Committee no later than November 30 of the year preceding the Deferral Period for which it is in intended to be effective.

3.3	Commitment Limited by Termination

If a Participant terminates from the Board of the Company prior to the end of the Deferral Period, the Deferral Period shall end as of the date of termination.

3.4	Modification of Deferral Commitment

A Deferral Commitment shall be irrevocable by the Participant during a Deferral Period.

ARTICLE 4

DEFERRED COMPENSATION ACCOUNT

4.1	Account

For recordkeeping purposes only, an Account shall be maintained for each Participant and shall be subject to periodic credits and adjustments as described herein. A separate subaccount shall be maintained within the Account to reflect deferrals attributable to (i) the Annual Board Retainer, (ii) a Committee Chair Retainer and (iii) Committee Meeting Fees, as the case may be. The Account shall be a book-keeping device utilized for the sole purpose of determining the benefits payable under the Plan and shall not constitute a separate fund of assets.

4.2	Determination of Accounts

Each Account as of each Determination Date shall consist of the balance of all subaccounts within the Account as of the immediately preceding Determination Date, adjusted as follows:

(a) New Deferrals. The appropriate subaccount of each Account shall be increased by any deferred Fees credited since such Determination Date and any amount treated as a divided equivalent amount under Section 2.11. RSUs issued to a Participant shall be recorded in the Plan’s files but shall not be treated as an addition to a Participant’s Account.

(b) Distributions. The Account shall be reduced by any benefits distributed to the Participant since such immediately preceding Determination Date.

(c) Earnings. The Account shall be increased by the Earnings on the average daily balance in the Account since such immediately preceding Determination Date.

4.3	Vesting of Accounts and RSUs

A Participant shall be one hundred percent (100%) vested at all times in the amount of Fees elected to be deferred under this Plan and Earnings thereon credited to the Participant’s Account, in all RSUs issued to the Participant (whether through the deferral of the annual Stock Award, the deferral of the Annual Board Retainer or through the dividend equivalent mechanism described in Section 2.11).

4.4	Statement of Accounts and RSUs

The Committee shall give to each Participant a statement showing the balances in the Participant’s Account (including all subaccounts maintained for such Account, to the extent applicable) and the outstanding number of RSUs both on an annual basis and at such times as may be determined by the Committee.

ARTICLE 5

PLAN BENEFITS

5.1	Benefits Upon Termination/Separation from Service

If a Deferral Commitment has specified that any portion of an Account shall be paid upon a specified date, payment shall be made on such date unless the Participant incurs a Separation from Service prior to such date in which case the remaining portion of this Section 5.1 shall apply. If a Participant terminates as a Director for the Board of the Company and (with respect to any portion of a Participant’s Account which is subject to Section 409A) incurs a Separation from Service for any reason other than death, the Company shall pay the Participant benefits equal to the full balance in the Participant’s Account and all outstanding RSUs.

5.2	Death Benefit

Upon the death of the Participant, the Company shall pay to the Participant’s Beneficiary an amount determined as follows:

(a) If the Participant dies prior to termination as a Director for the Board of the Company (including Retirement), the amount payable under this paragraph shall be in lieu of any other benefit payment under this Plan and shall equal the Participant’s Account and all outstanding RSUs.

(b) If the Participant dies after termination or Retirement as a Director for the Board of the Company, the amount payable shall be equal to the remaining unpaid balance of the Participant’s Account and all outstanding RSUs.

5.3	Form of Payment

Retirement, termination and death benefits attributable to RSUs will be paid in a lump sum in the form of Shares upon the Participant’s Separation from Service. Retirement, termination and death benefits, attributable to a Participant’s Account shall be paid in the form of benefit as provided below, specified by the Participant in the Form of Payment Designation unless the benefit is based on a “small account” as defined in Subsection (c) below. Payments shall commence no later than sixty (60) days after all information necessary to calculate the benefit amount has been received by the Company following the date of Retirement, termination, or death. The Form of Payment Designation selected in (a) or (b) below shall be for the entire Account. If upon termination or Retirement, the Participant’s most recent election as to the form of payment was made within one (1) year of such termination or Retirement, then the prior election shall be used to determine the form of payment. The forms of benefit payment associated with the Account are:

(a) A lump-sum amount which is equal to the balance of the Account; or

(b) Equal annual installments which are equal to the Account amortized over a period of up to five (5), ten (10), fifteen (15) or twenty (20) years.

Earnings shall continue to be credited on the unpaid balance of the Account in connection with payments made on an installment basis. In the event that a Participant dies prior to receipt of all installments payable in connection with an elected installment payment method, the Beneficiary of the remaining payments may request the Committee to accelerate the payment of some or all of the remaining installments. The Committee may consider any such request in its sole discretion but shall not be bound to grant any such request.

(c) Small Account. If the aggregate value of the Participant’s Account is under fifty thousand dollars ($50,000) on the Valuation Date as defined in Section 5.4, the benefit shall be paid in a lump sum.

Again, with respect to distributions involving RSUs, Shares shall be distributed in an amount equal to the number of RSUs associated with such distributions.

5.4	Valuation and Settlement

The last day of the month in which the Participant terminates, or dies shall be the Valuation Date. The amount of any lump sum payment and the initial amount of installments shall be based on the value of the Participant’s Account balance on the Valuation Date. The date on which a lump sum is paid or the date on which installments commence shall be the settlement date. The settlement date shall be no more than sixty-five (65) days after the Valuation Date. All payments shall be made as of the first (1st) day of the month.

5.5	Payment to Guardian

If a Plan Benefit is otherwise payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of property, the Committee may direct payment to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Committee may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution. Such distribution shall completely discharge the Committee and Company from all liability with respect to such benefit.

ARTICLE 6

BENEFICIARY DESIGNATION

6.1	Beneficiary Designation

Each Participant shall have the right, at any time, to designate one (1) or more persons or entities as Beneficiary (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of Participant’s death prior to complete distribution of the Participant’s Account balance. Each Beneficiary designation shall be in a written form prescribed by the Committee and shall be effective only when filed with the Committee during the Participant’s lifetime.

6.2	Changing Beneficiary

Any Beneficiary designation may be changed by an unmarried Participant without the consent of the previously named Beneficiary by the filing of a new Beneficiary designation with the Committee. The filing of a new designation shall cancel all designations previously filed.

6.3	No Beneficiary Designation

If any Participant fails to designate a Beneficiary in the manner provided above, if the designation is void, or if the Beneficiary designated by a deceased Participant dies before the Participant or before complete distribution of the Participant’s benefits, the Participant’s Beneficiary shall be the person in the first of the following classes in which there is a survivor:

(a) The Participant’s surviving spouse;

(b) The Participant’s children in equal shares, except that if any of the children predeceases the Participant but leaves issue surviving, then such issue shall take, by right of representation, the share the deceased child would have taken if living;

(c) The Participant’s estate.

6.4	Effect of Payment

Payment to the Beneficiary shall completely discharge the Company’s obligations under this Plan.

ARTICLE 7

ADMINISTRATION

7.1	Committee; Duties

This Plan shall be administered by the Committee, which shall consist of not less than three (3) persons appointed by the Board, except after a Change in Control as provided in Section 7.5 below. The Committee shall have the authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as may arise in such administration. A majority vote of the Committee members shall control any decision. Members of the Committee may be Participants under this Plan.

7.2	Agents

The Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.

7.3	Binding Effect of Decisions

The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

7.4	Indemnity of Committee

The Company shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan on account of such member’s service on the Committee, except in the case of gross negligence or willful misconduct.

7.5	Election of Committee After Change in Control

After a Change in Control, vacancies on the Committee shall be filled by majority vote of the remaining Committee members and Committee members may be removed only by such a vote. If no Committee members remain, a new Committee shall be elected by majority vote of the Participants in the Plan immediately preceding such Change in Control. No amendment shall be made to Article VII or other Plan provisions regarding Committee authority with respect to the Plan without prior approval by the Committee.

ARTICLE 8

CLAIMS PROCEDURE

8.1	Claim

Any person or entity claiming a benefit, requesting an interpretation or ruling under the Plan (hereinafter referred to as “Claimant”), or requesting information under the Plan shall present the request in writing to the Committee, which shall respond in writing as soon as practicable.

8.2	Denial of Claim

If the claim or request is denied, the written notice of denial shall state:

(a) The reasons for denial, with specific reference to the Plan provisions on which the denial is based;

(b) A description of any additional material or information required and an explanation of why it is necessary; and

(c) An explanation of the Plan’s claim review procedure.

8.3	Review of Claim

Any Claimant whose claim or request is denied or who has not received a response within sixty (60) days may request a review by notice given in writing to the Committee. Such request must be made within sixty (60) days after receipt by the Claimant of the written notice of denial, or in the event Claimant has not received a response sixty (60) days after receipt by the Committee of Claimant’s claim or request. The claim or request shall be reviewed by the Committee which may, but shall not be required to, grant the Claimant a hearing. On review, the Claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

8.4	Final Decision

The decision on review shall normally be made within sixty (60) days after the Committee’s receipt of Claimant’s claim or request. If an extension of time is required for a hearing or other special circumstances, the Claimant shall be notified and the time limit shall be one hundred twenty (120) days. The decision shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.

ARTICLE 9

AMENDMENT AND TERMINATION OF PLAN

9.1	Amendment

The Board may at any time amend the Plan by written instrument, notice of which is given to all Participants and to Beneficiaries receiving installment payments, subject to the following:

(a) Preservation of Account Balance. No amendment shall reduce the amount accrued in any Account or the outstanding amount of any RSUs to the date such notice of the amendment is given.

(b) Changes in Earnings Rate. No amendment shall reduce, either prospectively or retroactively, the rate of Earnings to be credited to the amount already accrued in a Participant’s Account and any Fees or other additions to be credited to the Account under Deferral Commitments already in effect on that date.

The Board may also effectuate an amendment to the Plan through a written Board resolution which shall be viewed as part of this Plan. If such resolution applies to fewer then all Participants and Beneficiaries, then only those Participants and Beneficiaries who are directly affected by such resolution need be given notice of such resolution.

9.2	Company’s Right to Terminate

The Board may at any time partially or completely terminate the Plan if, in its judgment, the tax, accounting or other effects of the continuance of the Plan, or potential payments thereunder would not be in the best interests of Company.

(a) Partial Termination. The Board may partially terminate the Plan by instructing the Committee not to accept any additional Deferral Commitments. If such a partial termination occurs, the Plan shall continue to operate and be effective with regard to Deferral Commitments entered into prior to the effective date of such partial termination.

(b) Complete Termination. The Board may completely terminate the Plan by instructing the Committee not to accept any additional Deferral Commitments, and by terminating all ongoing Deferral Commitments. In the event of complete termination, the Plan shall cease to operate and Company shall pay out each Account and convert all RSUs into Shares. Payment of an Account shall be made as a lump sum or in equal monthly installments, based on the Account balance, provided, however, that in the event of a complete termination of the Plan subsequent to a Change in Control, payment of the entire Account in a lump sum will be made no more than thirty (30) days subsequent to the effective date of such complete termination. Notwithstanding the above, the payment of any portion of an Account which is subject to Section 409A and the conversion of RSUs into Shares may not be accelerated except in compliance with the provisions of Treas. Reg. Section 1.409A-3(j)(4)(ix) or such other events and conditions which may be permitted in generally applicable guidelines published in the Internal Revenue Bulletin. The Board reserves any discretion to distribute benefits in accordance with the requirements of such regulations and/or such guidelines

Earnings shall continue to be credited on the unpaid balance in each Account.

ARTICLE 10

MISCELLANEOUS

10.1	Unfunded Plan

This Plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning. of Sections 201, 301 and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA. Accordingly, the Board may terminate the Plan and make no further benefit payments or remove certain employees as Participants if it is determined by the United States Department of Labor, a court of competent jurisdiction, or an opinion of counsel that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA (as currently in effect or hereafter amended) which is not so exempt.

10.2	Company Obligation

The obligation to make benefit payments to any Participant under the Plan shall be an obligation solely of the Company.

10.3	Unsecured General Creditor

Except as provided in Section 10.4, Participants and Beneficiaries shall be unsecured general creditors, with no secured or preferential right to any assets of Company or any other party for payment of benefits under this Plan. Any property held by Company for the purpose of generating the cash flow for benefit payments shall remain its general, unpledged and unrestricted assets. Company’s obligation under the Plan shall be an unfunded and unsecured promise to pay money in the future.

10.4	Trust Fund

Company shall be responsible for the payment of all benefits provided under the Plan. At its discretion, Company may establish one (1) or more Trusts, with such Trustees as the Board may approve, for the purpose of providing for the payment of such benefits. Although such a Trust shall be irrevocable, its assets shall be held for payment of all of Company’s general creditors in the event of insolvency. To the extent any benefits provided under the Plan are paid from any such Trust, Company shall have no further obligation to pay them. If not paid from the Trust, such benefits shall remain the obligation of Company.

10.5	Nonassignability

Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

10.6	Not a Contract of Employment

This Plan shall not constitute a contract of employment between Company and the Participant. Nothing in this Plan shall give a Participant the right to be retained in the service of Company or to interfere with the right of Company to discipline or discharge a Participant at any time.

10.7	Protective Provisions

A Participant will cooperate with Company by furnishing any and all information requested by Company, in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as Company may deem necessary and taking such other action as may be requested by Company.

10.8	Governing Law

The provisions of this Plan shall be construed and interpreted according to the laws of the State of Maryland, except as preempted by federal law.

10.9	Validity

If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

10.10	Notice

Any notice required or permitted under the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Mailed notice to the Committee shall be directed to the Company’s address. Mailed notice to a Participant or Beneficiary shall be directed to the individual’s last known address in Company’s records.

10.11	Successors

The provisions of this Plan shall bind and inure to the benefit of Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of Company, and successors of any such corporation or other business entity.

10.12	Section 409A of the Code

To the extent that such requirements are applicable, the Plan is intended to comply with the requirements of Section 409A and shall be interpreted and administered in accordance with that intent. If any provision of the Plan would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict. The nature of any such amendment shall be determined by the Board. Notwithstanding the above, if the Participant qualifies as a “specified employee,” as defined in Treas. Reg. Section 1.409A-1(i), incurs a Separation from Service for any reason other than death and becomes entitled to a distribution under the Plan, then to the extent required by Section 409A, no distribution otherwise payable to the Participant during the first six (6) months after the date of such Separation from Service, shall be paid to the Participant until the date which is one day after the date which is six (6) months after the date of such separation from service (or, if earlier, the date of the Participant’s death).

WASHINGTON REAL ESTATE
INVESTMENT TRUST

By:	/s/ Laura M. Franklin
Its

Dated:	October 27, 2010